Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-31022, 333-40267, 333-43537, 333-43539, 333-43541, 333-43543, 333-43635, 333-67487, 333-92735 and 333-100553), and on Form S-3 (Nos. 333-21088, 333-31268, 333-85279, 333-88097 and 333-95841) of Casella Waste Systems, Inc. of our report dated June 17, 2004, except for Note 23, as to which the date is December 10, 2004, relating to the financial statements which appear in the Current Report on Form 8-K of Casella Waste Systems, Inc. dated December 10, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, MA

December 10, 2004